FORM OF LOAN AUTHORIZATION AGREEMENT

Exhibit G

LOAN AUTHORIZATION AGREEMENT

        MULTI -STRATEGY HEDGE OPPORTUNITIES LLC, a Delaware limited liability company (“Borrower”) has applied for, and Harris Trust and Savings Bank, Chicago, Illinois (“Bank”), has approved the establishment of, a loan account (“Loan Account”) from which the Borrower may from time to time request loans in the aggregate amount of credit shown below (the “Maximum Credit”). This Agreement, and the Loan Account established hereunder, represents an uncommitted credit facility, and each Loan (as hereinafter defined) is made available to the Borrower subject to the Bank’s approval on a loan-by-loan basis as and when such Loan is requested by the Borrower. Interest on such loans shall be computed at a variable rate which may change daily as set in Section 2 herein. The Borrower may make principal payments at any time and in any amount, upon prior written or telephonic notice prior to 3:00 p.m. Chicago time to the Bank. The request by the Borrower for, and the making by the Bank of, any loan against the Loan Account shall constitute an agreement between the Borrower and the Bank as follows:

Type of Loan Account:	|X|	Revolving, which means as principal is repaid, the Borrower may reborrow subject to this Agreement.

|_|	Multiple Advances, which means that the Borrower may not reborrow any amounts that have been repaid but may still borrow the difference between the Maximum Credit and the principal amounts of prior borrowings.

Amount of Maximum Credit:	The aggregate outstanding principal amount of all Loans hereunder shall not at any time exceed the lesser of (i) $50,000,000 and (ii) the Loan Formula as then determined and computed.

Each Loan Requested Shall Be At Least:	$500,000 OR; or such greater amount in either case which is an integral multiple of $25,000.

Interest Rate:	The Loans will bear interest as set forth in paragraph no. 2 below.

Maturity Date:	The Loan Account terminates, and Loans are payable, ON DEMAND.

Periodic Statements reflecting accrued interest will be sent and interest will be payable monthly.

Payments shall be due at the Bank’s principal office in Chicago, Illinois, paid to the order of the Bank, and made by:	|_| Debit to Harris Account #______________; |X| By Check or Wire

1.	Using the Account. All loans and advances from the Loan Account are referred to in this Agreement as “Loans.” Loan requests shall be sent to the Borrower’s Harris Account Officer, via a Borrowing Notice, in the form of Exhibit A attached hereto. Such notice shall be given on a Business Day and must be received by the Bank prior to 3:00 p.m. Chicago time on the date any requested Loan is to be made. Loan proceeds shall be credited as directed by a Master Letter of Direction, of even date herewith or as it may be amended hereafter, from the Borrower. The amount of each Loan requested shall be at least the minimum amount shown above, and the Bank shall have the right to refuse to honor any Loan requested by the Borrower which is less than that minimum amount, even if the Bank has previously honored a Loan request for less than the minimum amount. The Borrower shall not request any Loan which, when taken together with Loans then outstanding, would exceed the Maximum Credit.

All Loans shall be made against and evidenced by the Borrower’s promissory note payable to the order of the Bank in the principal amount of $50,000,000, such note to be in the form of Exhibit B attached hereto (the “Note”). The Bank agrees that, notwithstanding the principal amount of the Note stated on its face, the Note shall evidence only the actual unpaid principal balance of Loans made under the Loan Account. The Borrower agrees that in any action or proceeding instituted to collect or enforce collection of the Note, the amount shown as owing the Bank on its records shall be prima facie evidence of the unpaid balance of principal and interest on the Note.

2.	Interest. The outstanding principal balance of the Loans shall bear interest (which the Borrower hereby promise to pay) at the Borrower’s option, at a rate of interest per annum equal to (i) the Base Rate minus 1% OR (ii) the sum of the Federal Funds Effective Rate for each day that such Loans remain outstanding plus 1.75%, provided that if the Loans or any part thereof are not paid when due (whether by demand or otherwise), the overdue portion of such Loans shall bear interest, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 2.0% to the interest rate which would otherwise be applicable thereto. Pursuant to Borrower’s receipt of a monthly statement, prepared by the Bank, interest on the Loans shall be payable monthly in arrears on the last day of each month in each year (commencing on February 28, 2005), and interest shall also be due and payable upon demand. Interest on the Loans shall be computed on the basis of a year of 365 days for the actual number of days elapsed. The interest rate payable under this Agreement shall be subject, however, to the limitation that such interest rate shall never exceed the highest rate which the Borrower may contract to pay under applicable law.

3.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2 of 1% per annum.

“Business Day” means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Chicago, Illinois.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers on such day, as set forth opposite the caption “Federal Fund (Effective)” in the daily statistical release, or any successor publication, published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on any such next succeeding Business Day, the rate for such day shall be the average of the

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rates quoted to the Bank by two or more New York or Chicago Federal funds brokers on such day for such transactions as determined by the Bank.

“Fee Cap” means an amount less than or equal to the Maximum Credit amount, but in no event less than $20,000,000, determined by the Investment Adviser and conveyed to the Bank, effective on the 20th day of each month, by written notice in the form attached as Exhibit D hereto, through and including the month which includes the first anniversary of the date herein. Thereafter, the facility fee shall be computed on the average daily unused portion of the Maximum Credit.

“Investment Adviser” means Merrill Lynch Investment Managers LLC, or any person who, at any particular time, serves as an investment adviser to the Borrower pursuant to an investment advisory agreement.

“Net Asset Value” means, at any time the same is to be determined, an amount equal to the value of all of the Borrower’s assets minus the amount of all the Borrower’s liabilities, determined in accordance with U.S. generally accepted accounting principles, consistently applied.

“Permitted Liens” means (i) liens and security interests granted from time to time in favor of the Bank, (ii) any lien or other encumbrance for taxes, assessments or other governmental charges or levies not yet due and payable, (iii) any lien or other encumbrance which is imposed by law, if payment of the obligation secured thereby is not yet due and payable, (iv) liens of broker-dealers, clearing corporations and similar liens incurred in the ordinary course of business, (v) liens created in connection with interest rate hedging transactions and currency hedging transactions, (vi) judgment liens in existence less than thirty days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance and (vii) other liens consented to in writing by the Bank.

“Prime Rate” means, for any day, the rate of interest announced or otherwise established by the Bank from time to time as its prime commercial rate, as in effect on such day (it being understood and agreed that such rate may not be the Bank’s best or lowest rate).

4.	Borrowing Base.

(a) Loan Formula. At the time the Borrower requests any Loan, and thereafter so long as any Loans remain outstanding, the Borrower agrees that the aggregate principal amount of Loans outstanding from time to time shall not at any time exceed an amount equal to 33 1/3% of the then Net Asset Value during the seven Business Days immediately preceding and the seven Business Days immediately succeeding the last calendar day of each month or 20% of the then Net Asset Value at all other times (herein, the “Loan Formula”). Concurrently with any Loan request, and, so long as any Loans remain outstanding, within 30 days after the last day of each quarter, the Borrower shall furnish

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to the Bank a Form of Loan Formula Calculation, in the form of Exhibit C attached hereto, (the “Loan Formula Calculation”), signed by its Investment Adviser.

(b) Paydown. In the event that the aggregate principal amount of Loans outstanding at any time exceeds the Loan Formula set forth above, the Borrower agrees that it shall immediately upon demand pay over the amount of the excess to the Bank as and for a mandatory prepayment on such Loans.

(c) Inspections. Subject to the confidentiality provisions set forth in Section 13 below, the Borrower shall permit the Bank and its agents and representatives to visit and inspect any of the assets and properties, corporate books, and financial records of the Borrower at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower and upon such reasonable intervals as the Bank may designate.

5.	Fees. The Borrower agrees to pay to the Bank a non-refundable facility fee at the rate of three-eighths of one percent (0. 375%) per annum (computed on the basis of a year of 365 days and the actual number of days elapsed) on the average daily unused portion of the Fee Cap amount. Pursuant to Borrower’s receipt of a quarterly statement, prepared by the Bank, such fee shall be payable quarterly in arrears on the last day of each March, June, September and December in each year (commencing March 31, 2005).

6.	Payments. Payments received by the Bank shall be applied first to accrued interest then due and then to the principal balance of outstanding Loans unless otherwise directed, provided that after demand all payments received shall be applied in such order and manner as the Bank shall determine. If any payment from the Borrower under this Agreement becomes due on a day which is not a Business Day, such payment shall be made on the next Business Day and any such extension shall be included in computing interest under this Agreement.

7.	Representation and Warranties. In consideration of establishing and maintaining the Loan Account, the Borrower hereby represents and warrants to the Bank on the date of this Agreement and on each date a Loan is requested that: (a) the Borrower is duly organized, validly existing, and in good standing under the laws of its state of organization; (b) the execution, delivery, and performance by the Borrower of this Agreement and the Note are within its powers, have been duly authorized by all necessary action, and do not contravene the Borrower’s organizational documents (e.g., charter, articles of incorporation or by-laws, articles of association or operating agreement, partnership agreement or any similar agreement) or any law or contractual restriction binding on or affecting the Borrower; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the Borrower’s due execution, deliver, and performance of this Agreement or the Note; (d) this Agreement is, and the Note when executed and delivered by the Borrower will be, the Borrower’s legal, valid, and binding obligation enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by

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applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (whether enforcement is sought by proceedings in law or equity); (e) the Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, in violation of Regulation U; and (f) there is no pending or threatened action or proceeding affecting the Borrower before any court, governmental agency or arbitrator, which may reasonably be expected to materially adversely affect the Borrower’s financial condition or operations or which purports to affect the legality, validity, or enforceability of this Agreement or the Note.

8.	Additional Terms. So long as this Agreement and the Loan Account established hereunder remain in effect, the Borrower further agrees with the Bank as follows:

(a)	Additional Indebtedness. The Borrower will not issue, incur, assume or have outstanding any indebtedness for borrowed money, guaranty or otherwise, become liable for any debt or other obligation of any other person, except for (i) indebtedness from time to time owing to the Bank (ii) endorsement for collection, deposit or securities purchase of commercial paper received in the ordinary course, and (iii) other indebtedness consented to in writing by the Bank.

(b)	Other Liens. The Borrower will not pledge, mortgage or otherwise encumber, or subject to or permit to exist upon or be subjected to any lien, security interest, charge or encumbrance, any assets or property of any kind or character at any time owned by Borrower, except for the Permitted Liens.

(c)	Financial Information. The Borrower shall maintain a standard system of accounting in accordance with U.S. generally accepted accounting principles and shall furnish to Bank and its duly authorized representatives such information respecting the Borrower’s financial condition as the Bank may reasonably request; and without any request, the Borrower shall furnish to Bank: (a) as soon as available, and in any event within 60 days after the last day of each quarter, a copy of the Borrower’s unaudited balance sheet as of the last day of such quarter and the Borrower’s unaudited statement of income for the quarter and the fiscal year-to-date period then ended, each in reasonable detail, prepared by the Borrower, or its designee, in accordance with U.S. generally accepted accounting principles and certified to by an officer of the Borrower, and (b) as soon as available, and in any event within 180 days after the last day of each fiscal year of the Borrower, a copy of the Borrower’s balance sheet as of the last day of such year and the Borrower’s statements of income, retained earnings, and cash flows for the fiscal year then ended, each in reasonable detail, prepared by the Borrower in accordance with generally accepted accounting principles and accompanied by an audit report on such financial statements prepared by the Borrower’s independent public accountants.

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(d)	Business Information. The Borrower shall furnish to Bank and its duly authorized representatives such information respecting the Borrower’s business condition as the Bank may reasonably request; and, without any request, the Borrower shall furnish to Bank: (a) a performance summary of Borrower’s returns each month, within 30 days after the last day of each month; (b) as soon as available, and in any event within 60 days after the last day of each calendar quarter, a report delineating the investment managers holding the Borrower’s investments, the Borrower’s allocations and strategy; (c) promptly after notice thereof shall have come to the actual knowledge of the Borrower, written notice of any threatened or pending litigation or governmental or arbitration proceeding or labor action against the Borrower which, if adversely determined, would reasonably be expected to materially and adversely affect the Borrower’s condition (financial or otherwise) or operations, and (d) as long as any Loans remain outstanding, a Loan Formula Calculation, within 30 days after the last day of each quarter.

(e)	Conditions Precedent. Prior to the initial advance under this Agreement, the Bank shall have received from the Investment Adviser, a schedule delineating the intended initial investment allocations, as of the date hereof, which will be made to each portfolio fund, detailing the name of each fund, the approximate amount of the investment and the corresponding percentage allocation.

9.	DEMAND OBLIGATION; ENFORCEMENT. The Borrower shall pay to the Bank the principal balance of outstanding Loans together with any accrued interest ON DEMAND. The Bank can demand payment in full of the Loans at any time in its sole discretion even if the Borrower has complied with all of the terms of this Agreement.

No delay by the Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Bank of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy. Upon written demand, the Borrower agrees to pay to the Bank all reasonable documented expenses incurred or paid by the Bank in connection with the establishment and maintenance of the Loan Account and the collection of the Loans and any other amounts due under this Agreement and the enforcement of rights to any collateral security therefor, including, without limitation, attorneys’ fees and court costs. The Bank shall, to the extent permitted by applicable law, have the right at any time to set-off the balance of any deposit account that the Borrower may at any time maintain with the Bank or any of its affiliates against any amounts at any time owing under this Agreement, whether or not the balance of Loans under this Agreement is then due.

10.	Termination. The availability of additional Loans under this Agreement will automatically terminate ON DEMAND. The Bank reserves the right at any time without notice to refuse any Loan request even though the Borrower has complied with all of the terms of this Agreement. The Borrower reserves the right at any time, without notice, to terminate this Agreement. No termination under this paragraph shall affect the Bank’s rights or the Borrower’s obligations regarding payment or default under this Agreement.

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Such termination shall not affect the Borrower’s obligation to pay all Loans and the interest accrued through the date of final payment. The Bank may also elect to honor Loan requests after termination of this Agreement, and the Borrower agrees that any such payment by the Bank shall constitute a Loan to Borrower under this Agreement.

11.	Notices. The Bank may rely on instructions from the Borrower with respect to any matters relating to this Agreement or the Loan Account. Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

to the Borrower at:

Multi-Strategy Hedge Opportunities LLC
c/o Merrill Lynch Investment Managers LLC
800 Scudders Mill Rd.
Plainsboro, NJ 08536
Attention: Dennis Molleur
Telephone: 609-282-2382
Telecopy: 609-282-8600	to the Bank at: Harris Trust and Savings Bank 111 West Monroe, 5 East Chicago IL 60603 Attention: Scott M. Ferris Telephone: 312-461-6751 Telecopy: 312-765-8353

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this paragraph and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means (including, without limitation, via recognized overnight courier), when delivered at the addresses specified in this paragraph; provided that any notice given pursuant to paragraph nos. 1, 2 and 5 hereof shall be effective only upon receipt. The Borrower waives presentment and notice of dishonor. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. No amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto. If any part of this Agreement is unenforceable, that will not make any other part unenforceable. This Agreement shall be governed by the laws of the State of Illinois.

12.	Authorization. Fabio Savoldelli, Hideaki Yamagishi, Michael Pungello, Edward Rzeszowski, Janice Hall, Donald C. Burke and Barbara Kocsis, (together, the “Authorized Individuals”), each acting singly, are authorized to act on behalf of the Borrower to execute and deliver any Borrowing Notice (in the form of Exhibit A attached hereto), any Loan Formula Calculation (in the form of Exhibit C attached hereto) and

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Form of Fee Cap Notification (in the form of Exhibit D attached hereto). The Authorized Individuals, each acting singly, are also authorized to make repayments on the Loans from time to time and to act generally on behalf of the Borrower in connection with this Agreement.

13.	Confidentiality. The Bank will maintain the confidential nature of all non-public information furnished to it by the Borrower in accordance with the Bank’s customary procedures for maintaining the confidential nature of information of this nature; provided, however, that such information may be disclosed (i) pursuant to any statutory or regulatory requirement or any court order, subpoena or other legal process and to any regulatory authority, including state and federal bank and insurance regulators, (ii) to its independent counsel, auditors and other professional advisors with an instruction to such persons to keep such information confidential and (iii) with the prior written consent of the Borrower to any other person.

14.	Consent to Jurisdiction. THE BORROWER SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY ILLINOIS STATE COURT SITTING IN COOK COUNTY, ILLINOIS, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.	Jury Trial Waiver. THE BORROWER AND THE BANK WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SIGNATURE PAGE TO FOLLOW

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THE BORROWER AGREES TO THE TERMS SET FORTH ABOVE.

        Signed by Borrower on _______________, 2005.

MULTI-STRATEGY HEDGE OPPORTUNITIES LLC By: Its:
By:
Name Title

        Accepted and agreed to this ___ day of ________________, 2005.

HARRIS TRUST AND SAVINGS BANK By

Name Scott M. Ferris Title: Managing Director

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MULTI-STRATEGY HEDGE OPPORTUNITIES LLC
FORM OF BORROWING NOTICE

____________________, ____

Harris Trust and Savings Bank
111 W. Monroe Street
Chicago, Illinois 60690
Attention: Delores King
Fax: (312) 293-5030
Phone: (312) 461-5721

Re: Request for Loan

        Reference is made to the Loan Authorization Agreement, (the “Agreement”) dated as of _______________________ among MULTI-STRATEGY HEDGE OPPORTUNITIES, LLC (the “Borrower”) and Harris Trust and Savings Bank. Terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

        ________________________________, as ______________________ for the Borrower, hereby gives you notice pursuant to Section 1 of the Agreement that it requests a Loan under the terms of the Agreement, and sets forth below certain terms on which such Loan is requested to be made:

(1) Borrowing Date
(2) Amount of Loan Requested
(3) Rate Option

        The foregoing, together with the computations set forth in the Loan Formula Calculation, attached hereto, are made and delivered as of the date hereof.

Very Truly Yours, MULTI-STRATEGY HEDGE OPPORTUNITIES LLC
By:
Its:

By: EXHIBIT ONLY - DO NOT EXECUTE
Name:
Title:

EXHIBIT A

DEMAND NOTE

$50,000,000	____________________, 2005

         ON DEMAND, for value received, the undersigned, MULTI -STRATEGY HEDGE OPPORTUNITIES LLC, a Delaware limited liability company, promises to pay to the order of HARRIS TRUST AND SAVINGS BANK (the “Bank”) at its offices at 111 West Monroe Street, Chicago, Illinois, the principal sum of Fifty Million Dollars and no/100 Dollars ($50,000,000) or, if less, the amount outstanding under the Loan Authorization Agreement referred to below together with interest payable at the times and at the rates and in the manner set forth in the Loan Authorization Agreement referred to below.

        This Note evidences borrowings by the undersigned under that certain Loan Authorization Agreement dated as of ___________, 2005, between the undersigned and the Bank; and this Note and the holder hereof are entitled to all the benefits provided for under the Loan Authorization Agreement, to which reference is hereby made for a statement thereof. The undersigned hereby waives presentment and notice of dishonor. The undersigned agrees to pay to the holder hereof all reasonable expenses incurred or paid by such holder, including attorneys’ fees and court costs, in connection with the collection of this Note. It is agreed that this Note and the rights and remedies of the holder hereof shall be construed in accordance with and governed by the laws of the State of Illinois.

MULTI-STRATEGY HEDGE OPPORTUNITIES LLC
By:
Its:
By EXHIBIT ONLY - DO NOT EXECUTE
Name:
Title:

EXHIBIT B

MULTI-STRATEGY HEDGE OPPORTUNITIES LLC
FORM OF LOAN FORMULA CALCULATION

        Reference is made to the Loan Authorization Agreement, (the “Agreement”) dated as of ____________________, 2005 among Multi-Strategy Hedge Opportunities Fund LLC (the “Borrower”) and Harris Trust and Savings Bank. Terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

        The undersigned hereby certifies that as of the date hereof and as of the Borrowing Date, prior to and after giving effect to the Loan requested hereby, the aggregate principal amount of the Loans outstanding to the Borrower does not exceed the Loan Formula, per the terms of Section 4(a) of the Agreement.

(1)	Aggregate Principal Outstanding (giving effect to requested Loan)
(2)	Net Asset Value (as of_______________)
(3)	(1) divided by (2) *
(4)	Amounts held in escrow at PFPC Trust Company

*	Per the terms of Section 4(a), must be less than 33 1/3 during the seven Business Days immediately preceding and the seven Business Days immediately succeeding the last calendar day of each month OR 20% at all other times.

Very truly yours, MULTI-STRATEGY HEDGE OPPORTUNITIES LLC
By:
Its:

By: EXHIBIT ONLY - DO NOT EXECUTE
Name:
Title:

PFPC TRUST COMPANY
By: EXHIBIT ONLY - DO NOT EXECUTE
Name:
Title:

EXHIBIT C

MULTI -STRATEGY HEDGE OPPORTUNITIES LLC
FORM OF FEE CAP NOTIFICATION

____________________, 20__

Harris Trust and Savings Bank
111 W. Monroe Street
Chicago, Illinois 60690
Attention: Scott Ferris
Fax: (312) 765-8353
Phone: (312) 461-6751

        Reference is made to the Loan Authorization Agreement, (the “Agreement”) dated as of _______________________ among MULTI-STRATEGY HEDGE OPPORTUNITIES, LLC (the “Borrower”) and Harris Trust and Savings Bank. Terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

        This is to provide you notice that the Fee Cap for the month beginning ________________ and ending _____________ shall be $______________________.

Very Truly Yours, MULTI-STRATEGY HEDGE OPPORTUNITIES LLC
By:
Its:
By: EXHIBIT ONLY - DO NOT EXECUTE
Name:
Title:

EXHIBIT D